Exhibit 99.1
Commercial Metals’ Board Approves Five Million Share Purchase Authority
     Irving, TX — November 5, 2007 — The board of directors of Commercial Metals Company (NYSE: CMC) has authorized the purchase of up to 5,000,000 shares of the Company’s common stock. This authorization is in addition to 558,914 shares remaining to be purchased under a previous repurchase authority, also for 5,000,000 shares, approved in July 2006. Under the prior authorization CMC has to date purchased a total of 4,441,086 shares in open market transactions for a total price of approximately $115,853,648 for an average of $26.09 per share. During the current fiscal quarter ending November 30, 2007, CMC has thus far purchased 665,871 shares at an average cost of $29.68 per share. There are approximately 117,966,365 shares of Commercial Metals Company’s common stock presently issued and outstanding.
     CMC President and Chief Executive Officer Murray R. McClean said, “Our view is that the stock is undervalued, apparently attributable to recent sub prime mortgage credit concerns that have impacted the entire equities market even though we do not believe they have been a significant factor in our business. This action will continue to add value for our stockholders.”
     The purchases will be made from time to time in the open market or in privately negotiated transactions at prevailing market prices. The shares will be used for general corporate purposes including various employee benefit plans and acquisitions.
     Paragraphs two and three of this news release contain forward-looking statements regarding the outlook for the Company’s financial results and stock valuation. No assurance can be given that the Company’s expectations will be realized, and actual results may differ materially from current expectations.
     Commercial Metals Company and subsidiaries manufacture, recycle and market steel and metal products, related materials and services through a network including steel minimills, steel fabrication and processing plants, construction-related product warehouses, a copper tube mill, metal recycling facilities and marketing and distribution offices in the United States and in strategic international markets.
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Contact:	Debbie Okle
Director, Public Relations
214.689.4354
2008-03